UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 29, 2008

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia		22203
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02       Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The AES Corporation (the “Company”) will be restating its previously reported consolidated financial statements as a result of errors discovered by management of the Company.   In addition, the prior period financial statements and reports of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, should no longer be relied upon for the years ended December 31, 2005 and 2006.

The Company’s statement of non-reliance on prior period financial statements is the result of a single non-cash adjustment (the “Deepwater Adjustment”).  The total effect of the Deepwater Adjustment from 2004 through 2007 is immaterial and will have a net positive effect of approximately $3 million on the Company’s financial statements. There is no cash effect related to the gains or losses.

The Deepwater Adjustment relates to the accounting for a power purchase agreement (the “Deepwater Agreement”) at the Company’s facility in Deepwater, Texas.  In 2005, the Company prepared and documented its accounting analysis of the Deepwater Agreement, including an analysis of whether the contract is a derivative under FAS 133 — Accounting for Derivative Investments and Hedging Activities (“FAS 133”).  Because the penalty clause in the Deepwater Agreement does not contain specific volumes upon which the penalties would be based, the Company concluded that these penalty provisions are not specific enough to be valued.  Accordingly, the Company determined that the Deepwater Agreement was not a derivative under FAS 133 and consulted with Deloitte & Touche LLP in reaching this conclusion.

As part of the 2007 year-end closing process and in connection with the remediation of the Company’s material weakness for contract accounting, the Company reviewed several hundred significantly sized contracts.  The Deepwater Agreement received a second review as part of this process.    In that review, the Company determined that there was no intent by the contracting parties to create a derivative contract, that the penalty clause had not changed, and that no penalties had been triggered under the Deepwater Agreement.  The Company now believes, and its external auditors agree, that even though there is no explicit formula for calculating penalties in the Deepwater Agreement, a minimum volume could be inferred from certain capacity requirement provisions in the Deepwater Agreement.  Under this accounting interpretation, the penalty can be valued, making the contract subject to derivative accounting treatment.  Accordingly, the Company has concluded that the Deepwater Agreement will be treated as a derivative under FAS 133, valued and marked to market.  The resulting Deepwater Adjustment will reduce net income by approximately $4 million in 2004 and $25 million in 2005 and will increase net income by $32 million in 2006.  As noted above, the total effect from 2004 through 2007 is immaterial and there is no cash effect related to the gains or losses.  The Deepwater Adjustment is individually material to the results of operations for the years ended December 31, 2005 and 2006.

In addition to the Deepwater Adjustment, the Company has identified a number of smaller non-cash adjustments to its prior period financials, none of which is individually material.  Many of these errors were identified in the Company’s remediation of previously identified material weaknesses, while others were identified during the year-end closing process, including errors relating to depreciation and accounting for judicial deposits in Brazil.   Although these errors are immaterial, the Company intends to include the adjustments in the restatement of its prior period financial statements in its 2007 Form 10-K.

The disclosures set forth above are qualified by the fact that AES has not finalized its year-end accounting review or completed its preparation of year-end financial statements. It is possible that additional errors could be identified before the 2007 Form10-K is filed.  The Company has filed a Notification of Late Filing on Form 12b-25 and currently expects to file its Form 10-K on or before March 17, 2008.

The non-reliance determination was made on February 29, 2008 by the Financial Audit Committee of AES’s Board of Directors, upon the recommendation of management. The determination has been discussed and agreed with Deloitte & Touche LLP.

Item 7.01       Regulation FD Disclosure

As disclosed in the Company’s Form 8-K dated February 5, 2008, the Company has identified certain charges which may impact its 2007 Guidance.  These charges include:

•              A non-cash impairment of AES Uruguaiana (“Uruguaiana”), a 639 MW gas-fired facility in Brazil in which the Company indirectly owns a 46% interest, which relates to curtailment of natural gas supplies from Argentina and is forcing Uruguaiana to purchase electricity on the spot market to satisfy its commitments.  The Company’s ownership adjusted interest in the net book value of Uruguaiana as of December 31, 2007 is approximately $163 million (unaudited), excluding the impairment.

•              A non-cash impairment of prepaid carbon emission credits (“CERs”) from AgCert, a United Kingdom company that produces CERs, related to AgCert’s potential inability to deliver the CERs or to repay the sums advanced. The CERs are classified on the Company’s balance sheet as non-current assets with a net book value of $52 million (unaudited) as of December 31, 2007.

•              A non-cash, non-recurring deferred tax charge related to a change in Mexican tax laws in the fourth quarter of 2007.  Although the Company expects to record the adjustment in its 2007 financial statements, it is seeking certain third party consents to implement a tax planning strategy, which would allow it to reverse significantly all of the 2007 deferred tax charge in a subsequent period as deferred tax benefit. There are no assurances that the tax strategy will be successful.

Based on current information, the Company projects that these charges will decrease net income by a total of approximately $221 million, with $163 million of the reduction coming from the Uruguaiana Impairment, $9.0 million coming from the AgCert Impairment and $49 million from the deferred tax charge relating to the change in Mexican tax laws.  On a per share basis, these charges are expected to reduce 2007 guidance on earnings per share from continuing operations by a total of $0.32, with $0.24 of the reduction coming from the Uruguaiana Impairment, $0.01 coming from the AgCert Impairment and $0.07 from the deferred tax charge relating to the change in Mexican tax laws.  Because the Company excludes impairment charges from its definition of adjusted earnings per share (a non-GAAP measure) (1), only the $0.07 reduction for the deferred tax charge relating to the change in Mexican tax laws will impact the Company’s adjusted earnings per share.  In addition, because these are non-cash charges, they will not impact 2007 operating cash flow guidance or 2007 free cash flow guidance (a non-GAAP metric)(2).

(1) The Company defines “adjusted earnings per share” (a non-GAAP financial measure) as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

 (2) The Company defines “free cash flow” (a non-GAAP financial measure) as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses that may be available for investing or for repaying debt.

Because the Company has not completed its year-end financial close, additional review and analysis may cause us to identify additional factors that affect guidance or to reevaluate currently identified factors.  As noted above, the Company currently expects to file the 2007 Form 10-K on or before March 17, 2008.

The information set forth above is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 8.01       Other Events

As a result of the restatement of its previously reported financial statements described above, the Company is in default under its senior secured credit facility and its senior unsecured credit facility due to a breach of a representation related to its financial statements set forth in the credit agreements related to the facilities.  As a result, $200 million of the debt under the Company’s senior secured credit facility will be classified as current on the balance sheet as of December 31, 2007. There are no outstanding borrowings under the senior unsecured facility. The Company will seek a waiver of these defaults from its lenders under these facilities.  The Company may not borrow additional funds under either of these facilities until it obtains the respective waiver.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Victoria D. Harker
		Name:	Victoria D. Harker
		Title:	Executive Vice President and Chief Financial Officer

Date: March 3, 2008